Parker Drilling Amends Shareholder Rights Plan to Further Protect Value

Preserves Potential to Offset Future Income Taxes with
Net Operating Losses and Foreign Tax Credits

HOUSTON, August 23, 2018 /PRNewswire/ -- As previously reported on July 12, 2018, Parker Drilling Company (NYSE: PKD) (the “Company”) adopted a shareholder rights plan (the “Original Rights Plan”) to protect the best interests of the Company and its stakeholders. Consistent with that objective, today the Company’s Board of Directors (the “Board”) unanimously voted to amend the Original Rights Plan (as so amended, the “Section 382 Rights Plan”) to protect the potential future value of the Company’s net operating losses (“NOLs”), foreign tax credits and other tax attributes (collectively, the “Tax Benefits”). The Company believes these Tax Benefits are valuable assets that could offset potential future income taxes for federal income tax purposes. As of December 31, 2017, the Company had approximately $456 million of federal NOLs and $47 million of foreign tax credits.

The Company’s ability to use the Tax Benefits would be substantially limited if it experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). A company generally experiences an ownership change if the percentage of its stock owned by its “5-percent shareholders” increases by more than 50 percentage points over a rolling three-year period. The Section 382 Rights Plan is intended to reduce the likelihood of such an ownership change by deterring any person or group from acquiring beneficial ownership of 4.9% or more of the Company’s outstanding common stock.

The Section 382 Rights Plan is similar to those adopted by numerous publicly-traded companies with significant Tax Benefits seeking to protect shareholder value by preserving the ability to utilize such Tax Benefits. The Section 382 Rights Plan is not designed to prevent any action that the Board determines to be in the best interests of the Company. The Company will continue to welcome all constructive input from stakeholders, and the Section 382 Rights Plan will ensure that the Board remains in the best position to maximize the Company’s long-term value.

The Section 382 Rights Plan lowers the beneficial ownership threshold for a person or group to become an “acquiring person” under the plan to 4.9%, from 10% in the Original Rights Plan. In addition, a shareholder or group that currently has beneficial ownership of more than 4.9% is grandfathered, but may not acquire additional shares of the Company’s common stock without triggering the Section 382 Rights Plan. However, any person or group of affiliated or associated persons who proposes to acquire 4.9% or more of the outstanding shares of common stock may apply to the Board in advance for an exemption in accordance with and pursuant to the terms of the Section 382 Rights Plan.

The Section 382 Rights Plan will expire July 12, 2019, unless shareholders ratify the Section 382 Rights Plan prior to such date, in which case the term extends to three years.
Further details about the Section 382 Rights Plan are available on a Form 8-K filed with the U.S. Securities and Exchange Commission.

Cautionary Statement
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements.

These statements include, but are not limited to, statements about the value and future use of Tax Benefits, our evaluation of options to enhance our capital structure in light of upcoming debt maturities, anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company’s rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset purchases and sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the Company’s financial position; changes in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Parker Drilling
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select U.S. and international markets and harsh environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

Contact:
Nick Henley
Director, Investor Relations
(+1) (281) 406-2082
nick.henley@parkerdrilling.com

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